Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 23, 2015, relating to the consolidated financial statements and financial statement schedule of The Charles Schwab Corporation and the effectiveness of The Charles Schwab Corporation’s internal control over financial reporting appearing in the Annual Report on Form 10-K of The Charles Schwab Corporation for the year ended December 31, 2014.

/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP

San Francisco, California

July 24, 2015